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Exhibit 99.2

SUPPLEMENTAL INFORMATION

        The following is supplemental information regarding Playtex Products, Inc.

        Unless the context indicates or otherwise requires, references in this supplemental material to "Playtex," the "company," "we," "us," or "our" are to Playtex Products, Inc. and its consolidated subsidiaries.

Recent Trends and Developments

  Feminine Care

        In 2002, the market share leader in the tampon category introduced a new plastic applicator tampon and supported it with extensive advertising and promotion throughout 2003. We began an aggressive defense of our business in 2002 and continued into 2003 with increased promotional and advertising support. We also introduced product improvements into the market in early 2003, including a soft pearlized applicator and an improved deodorant fragrance. The impact of the competitive spending in the category has led to a decline in our net sales and market share. In addition, promotional activities in 2002 led to a build up of inventories of our product at retailers that negatively impacted our shipments in 2003 when they were sold through to our consumers. Our shipment patterns during the second half of 2003 were more closely aligned with the consumer take-away trends. We believe that our business has stabilized in terms of market share as evidenced by the fact that our market share is 26.3% in the month of December 2003 compared to 26.6% in month of December 2002. We continue to support our brands through promotional efforts and are focusing our historically successful growth strategy of targeting new users and pad users. In late 2003, we announced the introduction of Playtex Beyond, an innovative new flushable applicator tampon, which began shipping in January 2004. We believe this new product will provide us with an opportunity to capture a greater share of the flushable applicator tampon market and help us regain lost share.

  Sun Care

        Our business, especially Sun Care, can be significantly impacted by weather conditions. In 2003, the unfavorable weather pattern resulted in a category decline versus 2002 of approximately 5.3% and our Sun Care sales were negatively impacted. The category has historically exhibited strong growth, averaging 6.4% for the period 1998 to 2002. Our Sun Care business was second in this category with a market share of 21.4%.

        In accordance with industry practice, we allow customers to return unsold Sun Care products at the end of the season and these product returns are typically higher in years when the weather is unfavorable. Beginning in 2002, we initiated a project to enhance the effectiveness of the return process with the objective of reducing overall returns and the associated costs of handling them. We began working with our retailers to better monitor and analyze the product requirements in consideration of their inventory level and consumption trends. The process was fully effective for the 2003 season and resulted in lower returns and a reduction in handling costs even though the weather was poor. We believe that with our market share position and the effectiveness of our returns initiative, our Sun Care business is well positioned to maximize its performance in the context of category trends.

  Infant Care

        Overall, market share across our core Infant Care categories for 2002 and 2003 has been relatively stable. We remain the number one branded product, based on market share, in infant feeding, diaper disposal systems and hand and face wipes and the number two branded product, based on market share, in baby toiletries. We believe our core Infant Care categories are highly competitive and we will continue to defend our market share positions. We continue to focus on the introduction of new products to drive category growth and meet consumer needs. We are expanding our hard bottle offering with VentAire NaturalShape, an expansion of our category-leading reusable bottle developed for consumers who switch between breast-feeding and bottle-feeding. This bottle includes a unique nipple that, we believe, aids in this transition. We are also introducing the One Step Breast Milk Storage Kit using our Drop-In sac technology, which allows a mother to use any breast milk pump to express milk into our liner and feed her child directly from the disposable liner without the need to transfer milk. Other new products include the Sparklin' Sipster spill-proof cup, a revamped look for our base spill-proof cup line and the addition of a Baby Magic Calming Milk shampoo to our baby toiletries line. We believe product innovation and modernization is a key driver of long-term success and we are committed, as a leader in the Infant Care segment, to bring better value to consumers.

  Operational Reorganization

        We continually focus on productivity and cost reduction initiatives to improve profitability. As part of this ongoing process, we are planning several initiatives to reduce operating and SG&A expenses, improve effectiveness and reduce working capital requirements. In 2003, we engaged an outside operations consultant to perform a comprehensive review of our operations and internal functions. Based on that review and with the assistance of the consultant, we have launched a comprehensive program of operational improvements that we expect will result in increased effectiveness and profitability. We believe these improvements can be implemented without a significant increase in capital expenditures or loss of productivity. This process will continue in 2004 and is expected to be fully implemented in 2005. The major components of the restructuring include:

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  headcount reductions and more effective manufacturing facilities;

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  improvements in our supply chain process; and

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  significant inventory reduction.

        We estimate that the operational restructuring will result in annualized operating expense savings between $12 and $14 million by 2005. We recorded $3.9 million in restructuring costs and $0.7 million in other related costs to implement the operational restructuring in 2003 and expect to incur approximately $4 million of expenses in 2004. In 2004, the estimated partial year impact of the savings (prior to implementation costs) is approximately $6 to $7 million. In addition, we estimate that this restructuring will result in a decrease in working capital of approximately $9 million over two years as a result of improved supply chain efficiency.

Recent Performance

        For the three month period ended December 27, 2003, our EBITDA was $16.4 million. For the fiscal year ended December 27, 2003, our EBITDA was $98.9 million.

        All of the foregoing results are preliminary and subject to revision based upon our review and the review of our independent auditors of our fourth quarter results and an audit by our independent auditors of the results for the full year ended December 27, 2003. No assurance can be given that, upon completion of our review and the review of our independent auditors of the fourth quarter results and an audit of the results for the full year ended December 27, 2003, we will not report materially different financial results than those set forth above.

        The table below reconciles EBITDA to net earnings, the most directly comparable GAAP measure.

	Three Months Ended	Twelve Months Ended
	December 27, 2003	December 27, 2003
	(Dollars in thousands)
Net earnings	$(959)	$18,232
Income tax expense	(374)	10,589
Interest expense, net	13,978	55,038
Amortization of intangibles	226	903
Depreciation	3,536	14,102

EBITDA	$16,407	$98,864

        EBITDA represents net earnings before interest, income taxes, depreciation and amortization. We believe that EBITDA is a performance measure that provides securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry. We also use EBITDA for planning purposes, including the preparation of annual operating budgets, to determine levels of operating and capital investments and for compensation purposes, including bonuses for certain employees.

        We believe issuers of "high yield" securities also present EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We believe EBITDA is an appropriate supplemental measure of debt service capacity because cash expenditures on interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; depreciation and amortization are non-cash charges.

        EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

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  EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

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  EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

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  EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

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  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

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  EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations, such as discussed below; and

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  Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

        Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results presented in accordance with accounting principles generally accepted in the U.S. and using EBITDA only supplementally.

        For the three months ended December 27, 2003, EBITDA included $0.5 million of other expenses, $0.4 million of expenses associated with two lawsuits brought by Playtex in defense of our plastic applicator tampon franchise against The Procter & Gamble Company's launch of Tampax Pearl, $1.9 million of third-party expenses incurred relating to the evaluation of strategic alternatives for maximizing shareholder value and $3.9 million of restructuring costs and $0.7 million of other related costs to implement our operational restructuring.

        For the twelve months ended December 27, 2003, EBITDA included $2.0 million of other expenses, $3.8 million of expenses associated with two lawsuits brought by Playtex in defense of our plastic applicator tampon franchise against The Procter & Gamble Company's launch of Tampax Pearl, $2.3 million of third-party expenses incurred relating to the evaluation of strategic alternatives for maximizing shareholder value and $3.9 million of restructuring costs and $0.7 million of other related costs to implement our operational restructuring.

Beneficial Ownership of Securities

        Blum Capital Partners, L.P. ("Blum LP") manages the shares held by Stinson Capital Partners III, L.P. ("Stinson III"), The Carpenters Pension Trust for Southern California ("Carpenters"), The Common Fund for its Multi-Strategy Equity Fund ("The Common Fund") and The United Brotherhood of Carpenters Pension Plan ("UBC") and therefore, Blum LP reports ownership of the Playtex common stock held by these entities. However, Stinson III, Carpenters, The Common Fund and UBC have recently requested that Blum LP liquidate their holdings, including their positions in Playtex presently managed by Blum LP. Blum LP does not intend to sell the Playtex shares of these holders, but does expect to distribute on or about February 2, 2004 (to accounts over which Blum LP will not have voting or investment control) the shares held by Stinson III, Carpenters, The Common Fund and UBC in the aggregate amount of 5,679,556 thereby reducing Blum LP's beneficial ownership to 4,471,436 shares.

Industry Data

        Unless otherwise indicated, the source of all market share data in this supplemental information is ACNielsen Company, or ACNielsen, and these data include data reported by food stores, drug stores and mass merchandisers. Unless otherwise indicated, all references to market share and market share data are for comparable 52-week periods and represent our percentage of the total U.S. dollar volume of products purchased by consumers in the applicable category (dollar market share, or retail consumption). This information is provided to us from ACNielsen (which excludes Wal-Mart Stores Inc.) and is subject to revisions.

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  Exhibit 99.2
SUPPLEMENTAL INFORMATION